Exhibit 21.1
                         Subsidiaries of the Registrant

NONE*




      Subsidiaries of Union Acceptance Corporation, an Indiana corporation

*Upon closing of the share exchange described in the proxy statement/prospectus included in this Registration Statement, Union Acceptance Corporation will become a wholly-owned subsidiary of the Registrant. The current wholly-owned subsidiaries of Union Acceptance Corporation are as follows:

Subsidiary                                             State of Incorporation
----------                                             ----------------------

UAC Securitization Corporation                               Delaware

UAC-1, LLC                                                   Indiana

UAC-2, LLC                                                   Indiana